EXHIBIT 99.1

Tenax Granted Notice of Allowance for U.S. Patent Application Covering Use of IV Levosimendan in Pulmonary Hypertension with Heart Failure and Preserved Ejection Fraction (PH-HFpEF)

•	Patent is expected to provide additional intellectual property protection until 2040
•	Prevalence estimates indicate that PH-HFpEF affects over 1.5 million patients in the U.S.
•	There are currently no FDA approved treatments for PH-HFpEF

CHAPEL HILL, NC, February 01, 2023 - Tenax Therapeutics, Inc. (Nasdaq: TENX), a specialty pharmaceutical company focused on identifying, developing and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, announced today that it has received a Notice of Allowance from the United States Patent and Trademark Office (USPTO) for its patent application with claims covering the use of IV levosimendan in the treatment of pulmonary hypertension with heart failure with preserved ejection fraction (PH-HFpEF). The new claims were made in Tenax Therapeutics’ patent application titled “LEVOSIMENDAN FOR TREATING PULMONARY HYPERTENSION WITH HEART FAILURE WITH PRESERVED EJECTION FRACTION (PH-HFpEF).”

The patent is expected to last until 2040 and will provide the Company with substantial added intellectual property (IP) protection for the use of levosimendan in the treatment of PH-HFpEF patients in the United States. This Notice of Allowance further builds upon the Company’s significant intellectual property for levosimendan, which includes U.S. Patent No. 11,213,524 that was issued in January 2022 and covers all medical uses in humans of the subcutaneous formulation of levosimendan.

Chris Giordano, Tenax Therapeutics’ Chief Executive Officer, stated, “This notice of allowance represents an important milestone in the Company’s development of broad IP protection for the use of levosimendan to treat the estimated 1.5 million-plus patients in the United States who suffer from PH-HFpEF and who currently have no FDA approved therapies to treat their condition. The protections this patent will provide are based on key discoveries from the HELP Study – the first study to demonstrate improved exercise tolerance in patients with this deadly disease. USPTO’s acknowledgement of the novelty of this targeted use of levosimendan increases our confidence that our pending patent applications, which are based on further data from the HELP patients who transitioned from IV to oral levosimendan, will also be afforded IP protection.”

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The results of the HELP Study showed that levosimendan-treated PH-HFpEF patients benefited from a statistically significant improvement in 6-minute walk distance of 29 meters (p=0.03) when compared with placebo. When transitioning to the oral daily formulation after a lengthy treatment with the weekly IV formulation, the 6-minute walk results improved further. FDA has confirmed to Tenax Therapeutics that the six-minute walk distance endpoint is acceptable for a Phase 3 registration program for the treatment of PH-HFpEF.

Dr. Stuart Rich, Chief Medical Officer of Tenax Therapeutics, stated, “A recent American Heart Association Science Advisory* remarked that PH-HFpEF is a growing epidemic with high mortality that must be met with novel solutions. Levosimendan is the first therapy to show clinical benefit in a randomized controlled trial in this population. We expect the granting of this IP protection will allow us to proceed with the development of a desperately needed treatment for these patients.”

* Brittain, Evan L., et al. “Elucidating the Clinical Implications and Pathophysiology of Pulmonary Hypertension in Heart Failure With Preserved Ejection Fraction: A Call to Action: A Science Advisory From the American Heart Association.” Circulation 146.7 (2022): e73-e88

About Levosimendan (TNX-101, TNX-102, and TNX-103)

Levosimendan is a unique potassium ATP channel activator and calcium sensitizer that affects the heart and vascular system through multiple mechanisms of action. Initially discovered and developed by Orion Corporation in Finland, intravenous levosimendan is approved in over 60 countries outside the United States for use in hospitalized patients with acutely decompensated heart failure. Tenax Therapeutics has North American rights to develop and commercialize IV (TNX-101), subcutaneous (TNX-102), and oral (TNX-103) formulations of levosimendan. Results of Tenax Therapeutics’ Phase 2 trial of levosimendan in patients with pulmonary hypertension (PH) and heart failure with preserved ejection fraction (HFpEF) demonstrated that IV levosimendan produces potent dilation of the central and pulmonary venous circulations which translates into an improvement in exercise capacity, a discovery that forms the basis for the Phase 3 investigation of Tenax Therapeutics’ potential groundbreaking therapy. To date, no other drug therapy has improved exercise tolerance in patients with PH associated with HFpEF, recently referred to as the greatest unmet need in cardiovascular disease.

About Imatinib (TNX-201)

Tenax Therapeutics is developing novel dosing and a unique formulation of imatinib mesylate, a kinase inhibitor that has received FDA’s orphan designation (March 2020) for the treatment of pulmonary arterial hypertension (PAH). The IMPRES trial, a previous Phase 3 trial, demonstrated that oral imatinib may produce a markedly greater, and much more durable, treatment effect on exercise tolerance, than any other available PAH treatment, alone or in combination, based on the results observed in those patients who were maintained on the full imatinib dose for the majority of the trial. Despite the availability of several classes of pulmonary vasodilators, no existing treatment has been shown to halt progression or induce regression of the disease. Imatinib acts on underlying cellular proliferative pathways associated with PAH and has the potential to be the first disease modifying therapy for PAH.

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About Tenax Therapeutics

Tenax Therapeutics, Inc. is a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. Tenax Therapeutics is developing a unique oral formulation of imatinib. The Company also owns North American rights to develop and commercialize subcutaneous and oral formulations of levosimendan. For more information, visit www.tenaxthera.com. Tenax’s common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: intellectual property risks; risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, initiation, enrollment, and results of such trials; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing and customer acceptance of our product candidates; our ability to raise additional money to fund our operations for at least the next 12 months as a going concern; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic and geopolitical uncertainties such as in Ukraine; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contacts

Investor Contact:

John Mullaly

Managing Director

LifeSci Advisors, LLC

C: 617-429-3548

jmullaly@lifesciadvisors.com

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